EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	March 11, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

General Employment Enterprises, Inc. Officially Names Andrew Norstrud Its Chief Executive Officer

NAPERVILLE, IL, March 11, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “GEE”) today is pleased to announce that it has officially appointed Andrew Norstrud, its Chief Financial Officer, to the position of Chief Executive Officer, effective March 7, 2014.

Mr. Norstrud brings a wealth of knowledge, financial acumen, and public company expertise related to mergers and acquisitions, the processes and procedures to streamline financial reporting, and operational controls to the Chief Executive Officer position at GEE. Having been the Chief Financial Officer since March 2013 and having assumed the responsibilities of Principle Executive Officer in November of 2013, he has been the primary driving force in “turning around” the business and positioning it for operational and financial growth moving forward.

Commenting on his appointment, Mr. Norstrud stated, “General Employment Enterprises, Inc. has been in the staffing industry for over 120 years and employs high caliber individuals at all levels. I am privileged to be presented with this opportunity by the board and to have their confidence and trust to move this organization forward.”

He continued, “Over the past twelve months, we have been successful at cleaning up several issues of the past, while eliminating unnecessary expenditures and refocusing the business on our customers and candidates.  We will continue making vital investments in infrastructure necessary to support our expansion initiatives and the achievement of our long-term vision. Included in these investments is bringing on a top notch CFO and additional board members with the right industry expertise to help us successfully navigate through the expansion process. Our team’s extensive knowledge and experience in the industry delivers real value to our customers on a daily basis, and in a similar fashion, will deliver real value to our shareholders moving ahead.”

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

About General Employment

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.